Exhibit 4.4
Notice of 2007 Annual and Special Shareholder
Meeting
and
Management Proxy Circular

Suite 2100
555 - 4th Avenue S.W.
Calgary, Alberta T2P 3E7
Telephone: (403) 249-9425
Notice of Annual and Special Meeting of Shareholders
     The annual and special meeting of the shareholders of OPTI Canada Inc. (the “Corporation”) will be held at The Metropolitan Centre (Main Ballroom), 333 - 4th Avenue S.W., Calgary, Alberta at 10:00 a.m. (Calgary time) on Friday, April 27, 2007.
     The meeting will have the following purposes:
•	to receive the consolidated financial statements of the Corporation for the financial year ended December 31, 2006, together with the report of the auditors;

•	to set the number of directors and to elect directors of the Corporation;

•	to appoint the auditors of the Corporation;

•	to consider and, if thought fit, to approve certain proposed amendments to the Stock Option Plan of the Corporation; and

•	to transact such other business as may properly come before the meeting or any continuation of the meeting after an adjournment.
     Shareholders who are unable to attend the meeting in person and who wish to ensure that their shares will be voted are requested to submit a proxy in accordance with the instructions set out in the form of proxy and in the Proxy Circular accompanying this notice. Also, the Proxy Circular contains detailed information relating to the matters to be addressed at the meeting.
     DATED at Calgary, Alberta, this 7th day of March, 2007.

By Order of the Board of Directors
/s/ Sid W. Dykstra
Sid W. Dykstra
President and Chief Executive Officer

Management Proxy Circular
     This Proxy Circular dated March 7, 2007 is furnished in connection with the solicitation on or behalf of management of OPTI Canada Inc. (the “Corporation” or “OPTI”) of proxies to be used at the Annual and Special Meeting of holders of common shares of the Corporation on April 27, 2007 at 10:00 a.m. (Calgary time) at the place and for the purposes set out in the Notice of meeting accompanying this Proxy Circular.
     Your vote is important to us. If you are a registered shareholder and unable to attend personally, you are requested to date, complete and sign the accompanying instrument of proxy and return it to Valiant Trust Company, 310, 606 - 4th Street S.W. Calgary, Alberta, T2P 1T1. If you are an unregistered shareholder and receive these materials through your broker or other nominee (usually a bank, trust company or other financial institution), please complete and return the voting instruction in accordance with the instructions from your nominee.
     Anyone who intends to exercise their voting rights at the meeting either in person or indirectly by way of proxy is encouraged to read the following for answers to commonly asked questions regarding voting and proxies.
1. Am I entitled to vote?
A. You are entitled to vote if you were a holder of common shares of OPTI as of the close of business on March 9, 2007, the record date for the meeting. Each common share is entitled to one vote.
The list of registered shareholders maintained by the Corporation will be available for inspection after March 9, 2007, during usual business hours at the offices of Valiant Trust Company, 310, 606 - 4th Street S.W. Calgary, Alberta, T2P 1T1 and will be available at the meeting.
2. How can a registered shareholder vote?
A. If you are entitled to vote and your shares are registered in your name, you can vote your shares in person at the meeting or by signing and returning your form of proxy in the envelope provided, or by voting using the Internet voting link at www.valianttrust.com. In order to vote on the internet you will need your Control Number (you will find it on the form of proxy provided in your Proxy Circular package).
If your shares are not registered in your name but are held by a nominee, please see Questions 3 and 4 for voting instructions.
3. How can a non-registered shareholder vote by proxy?
A. If your shares are not registered in your name, but are held in the name of a nominee (usually a bank, trust company, securities broker or other financial institution), your nominee is required to seek your instructions as to how to vote your shares. Your nominee will have provided you with a package of information, including these meeting materials and either a proxy or a voting form. Carefully follow the instructions accompanying the proxy or voting form.
4. How can a non-registered shareholder vote in person?
A. OPTI has access to names of its registered shareholders only. If you are not a registered shareholder and attend the meeting, we will have no record of your shareholdings or of your entitlement to vote unless your nominee has appointed you as a proxy holder. If you wish to vote in person at the meeting, insert your name in the space provided on the proxy or voting form sent to you by your nominee. By doing so you are instructing your nominee to appoint you as a proxy holder. Complete the form by following the return instructions provided by your nominee. Please report to a representative of Valiant Trust Company upon your arrival at the meeting.
5. What am I voting on?
A. You will be voting on:
• the election of directors to the board of directors of the Corporation until the close of the next annual meeting;
• the appointment of PricewaterhouseCoopers llp as auditors of the Corporation until the close of the next annual meeting; and
• the approval of certain proposed amendments to the Stock Option Plan of the Corporation.
6. What if amendments are made to these matters or if other matters are brought before the meeting?
A. If you attend the meeting in person and are eligible to vote, you may vote on such matters as you choose. If you have completed and returned a proxy, the person named in the proxy form will have discretionary authority with respect to amendments or variations to matters identified in the Notice of Annual and Special Meeting and to other matters that may properly come before the meeting. As of the date of this Proxy Circular, our management knows of no such amendment, variation or other matter expected to come before the meeting. If any other matters properly come before the meeting, the persons named in the proxy form will vote on them in accordance with their best judgment.
7. Who is soliciting my proxy?
A. The management of OPTI is soliciting your proxy and is providing this Proxy Circular in connection with that solicitation. Solicitation of proxies is done primarily by mail, and may be supplemented by telephone or other contact, by our employees or agents at a nominal cost, and all of these costs are paid by the Corporation.
8. What if I sign the proxy form enclosed with this Proxy Circular?
A. Signing the enclosed proxy form gives authority to representatives of management of OPTI to vote your shares at the meeting.
9. Can I appoint someone other than management representatives to vote my shares?
A. Yes, you can appoint someone other than management representatives to vote your shares. Write the name of the person you wish to appoint, who need not be a shareholder, in the blank space provided in the proxy form or voting direction, as the case may be.
Please note that it is important to ensure that any other person you appoint is attending the meeting and is aware that his or her appointment has been made to vote your shares. Persons who are appointed as proxy holders should, upon arrival at the meeting, present themselves to a representative of Valiant Trust Company.
10. What do I do with my completed proxy form?
A. Return it to Valiant Trust Company, in the envelope provided so that it arrives no later than 10:00 a.m. (Calgary time) on April 25, 2007. All Common Shares represented by properly executed proxy forms received by Valiant Trust Company prior to such time will be voted for or against or withheld from voting, in accordance with your instructions as specified in the proxy form or voting direction, as the case may be, on any matter dealt with at the meeting.
11. How will my shares be voted if I give my proxy?
A. The persons named in the proxy form or voting direction, must vote or withhold from voting your Common Shares in accordance with your directions. In the absence of such directions, shares represented by proxies received by management will be voted FOR the matters specified in the proxy.

12. If I change my mind, can I take back my proxy once I have given it?
A. If you are a registered shareholder and have returned a proxy, you may revoke it by:
(a)	completing and signing a proxy bearing a later date, and delivering it to Valiant Trust Company prior to the deadline for submitting proxies for the meeting; or
(b)	delivering a written statement, signed by you or your authorized attorney to:
(i) the Corporate Secretary of OPTI at Suite 2100, 555 — 4th Avenue S.W., Calgary, Alberta T2P 3E7 at any time up to and including the last business day prior to the meeting, or the business day preceding the day to which the meeting is adjourned; or
(ii) to the Chairman of the meeting prior to the commencement of the meeting on any day of the meeting or the day to which the meeting is adjourned.
If you are a non-registered shareholder, please contact your nominee for instructions on revoking a proxy or voting direction. A shareholder may also revoke a proxy in any other manner permitted by law.
13. Who counts the votes?
A. The Corporation’s registrar and transfer agent, Valiant Trust Company, counts and tabulates the votes. This is done independently of OPTI to preserve the confidentiality of individual votes. Proxies are referred to OPTI only in cases where a shareholder clearly intends to communicate with management (by making a written statement on the proxy form), in the event of a proxy contest or when it is necessary to do so to meet the requirements of applicable law.
14. What if I have other questions?
A. If you have a question regarding the meeting, please make inquiries through:
North America: Valiant at 1-866-313-1872, inquiries@valianttrust.com or Alison Trollope, the Manager of Investor Relations for OPTI at (403) 218-4705 or atrollope@opticanada.com.

Voting Shares and Principal Holders
     OPTI’s issued and outstanding voting securities as at February 28, 2007 consist of 172,693,504 common shares (“Common Shares”).
     As of February 28, 2007, there is no person who, to the knowledge of our directors and senior officers, beneficially owns, directly or indirectly, or exercises control or direction over more than 10% of the issued and outstanding Common Shares, subject to the following. In November 2006, Capital Research and Management Company (“CRMC”) of Los Angeles, California filed a report under Part 4 of National Instrument 62-103 stating that at the end of October 2006 it held 17,015,700 Common Shares, which, at that time, constituted 10.02% of the issued and outstanding Common Shares. CRMC has not made any further filings with respect to its holdings of Common Shares since then. Under National Instrument 62-103, CRMC would, in certain circumstances, not have any further disclosure or filing obligations until its holdings exceed 12.5% of the issued and outstanding Common Shares.
BUSINESS OF THE ANNUAL AND SPECIAL MEETING
Election of Directors
     OPTI’s board of directors currently consists of ten members. It is proposed that nine directors be elected at the meeting. Mr. Don Garner, one of our current directors, has decided not to stand for re-election due to other work commitments. All directors elected at the meeting will hold office until the close of the next annual meeting of shareholders following their election, until a successor is elected or appointed, or until the director vacates the office of director. The board of directors may appoint additional directors subsequent to the meeting and is in the process of identifying further qualified independent directors. Any such additional appointments would be made in accordance with the Corporation’s articles.
     The persons named in the accompanying form of proxy intend to vote to fix the number of directors to be elected at the meeting at nine and for the election of the nominees listed below unless the shareholder has specified in the proxy that the shares represented thereby be withheld from voting on the election of any or all nominees. These are ordinary resolutions and as such a simple majority of the Common Shares represented at the meeting must be voted in favour of the resolution in order for the resolutions to be effective.
     To management’s knowledge, the following table and notes lists the name of each person proposed by management to be elected as a director, all other positions and offices with the Corporation he now holds, his principal occupation or employment, the period during which he served as a director of the Corporation and the number of shares of the Corporation he beneficially owned, directly or indirectly, or over which he exercised direction or control, as at February 28, 2007. All nominees have consented to be named in this Proxy Circular and to serve as directors if elected. Management has no reason to believe that any of the nominees will be unable to serve as directors but, should any nominee become unable to do so for any reason prior to the meeting, the persons named in the enclosed form of proxy or voting instruction form, unless directed to withhold from voting, reserve the right to vote for other nominees at their discretion. Shareholders should note that the form of proxy or voting instruction form provides for voting for individual directors in addition to voting for directors as a slate.

			Number of
	Present		Common Shares
Name and Municipality	Position and		Held Directly or
of Residence	Office	Director since	Indirectly	Principal Occupation
Directors
Randall Goldstein(1)(10)	Director	January 18, 1999	4,000	Co-CEO and a director of
Berkeley, California				OptiSolar Inc., a solar
				power company. Former
				President, ORMAT Process
				Technologies, Inc., a
				technology company.
Yoram Bronicki(2)(12)	Director	December 29, 2001	64,000	Chief Operating Officer
Reno, Nevada				of ORMAT Technologies
				Inc. Former Vice
				President,
				OrCrudeTM
				Upgrading of OPTI.
Sid W. Dykstra(3) Calgary, Alberta	President, CEO and	December 29, 2001	210,285	President and CEO of OPTI.
	Director
Robert G. Puchniak(4)(9)(11)	Director	May 30, 2002	48,500	Executive Vice President
Winnipeg, Manitoba				and Chief Financial
				Officer of James
				Richardson and Sons,
				Limited, an investment
				and holding company.
James M. Stanford(5)	Director and	May 30, 2002	19,000	President of Stanford
Calgary, Alberta	Chairman of the			Resource Management Inc.,
	Board			an investment management
				company.
Geoffrey A.	Director	October 9, 2003	4,848,616	Vice-Chairman of Gardiner
Cumming(6)(11)(12)				Group Capital Limited, a
Auckland, New Zealand				private international
				investment firm.
Ian W. Delaney(7)(10)(11)	Director	November 16, 2005	52,000	Executive Chairman and
Toronto, Ontario				director of Sherritt
				International
				Corporation, a
				diversified resource
				company.
Charles L. Dunlap(9)(10)	Director	June 12, 2006(8)	1,200	Chief Executive Officer
				and President of Pasadena
				Refining System Inc.
Christopher P. Slubicki	Director	February 1, 2007(8)	55,100	Energy investor; formerly
				Vice-Chairman of Scotia
				Waterous, an
				investment banking firm

Notes:

(1)	Randall Goldstein is a director of OptiSolar Inc. (a private company); is not a director of any public companies other than OPTI.

(2)	Yoram Bronicki is a director of ORMAT Industries Ltd. and ORMAT Technologies Inc.

(3)	Sid W. Dykstra is a director of Cinch Energy Corp.

(4)	Robert G. Puchniak is a director of Western Oil Sands Inc. and Petrobank Energy Resources Ltd.

(5)	James M. Stanford is a director of EnCana Corporation, NOVA Chemicals Corporation and Kinder Morgan Inc.

(6)	Geoffrey A. Cumming is a director of Cyries Energy Inc., Western Oil Sands Inc. and The New Zealand Refining Company.

(7)	Ian W. Delaney is a director of EnCana Corporation, Chairman of the Board of Dynatec Corporation, Chairman of the Board of Westaim Corporation and a trustee and Chairman of Royal Utilities Income Fund

(8)	Mr. Dunlap and Mr. Slubicki were appointed to the board by resolution of the Directors, since the last annual shareholder meeting.

(9)	Member of the Audit Committee.

(10)	Member of the Compensation Committee.

(11)	Member of the Governance and Nominating Committee.

(12)	Member of the Technical Committee
Receipt of the Financial Statements and Auditor’s Report
     The financial statements of the Corporation for the year ended December 31, 2006 and the auditors’ report thereon will be placed before the shareholders at the meeting.

     Under National Instrument 51-102 – Continuous Disclosure Obligations, a person or corporation who in the future wishes to receive interim financial statements from the Corporation must deliver a written request for such material to the Corporation, together with a signed statement that the person or corporation is the owner of securities (other than debt instruments) of the Corporation. If you wish to receive interim financial statements you are encouraged to send the enclosed return card, together with the completed form of proxy to Valiant Trust Company, 310, 606 - 4th Street S.W. Calgary, Alberta, T2P 1T1.
Appointment of Auditors
     The shareholders will be asked to vote for the appointment of PricewaterhouseCoopers llp, Chartered Accountants, of Calgary, Alberta, as auditors of the Corporation until the close of the next annual meeting, at such remuneration as may be approved by the board of directors of the Corporation. PricewaterhouseCoopers llp have acted as auditors of the Corporation since its inception in 1999.
     This is an ordinary resolution and as such a simple majority of the Common Shares represented at the meeting must be voted in favour of the resolution in order for the resolution to be effective.
     Please see the Corporation’s annual information form dated March 7, 2007 under the heading of “Auditor Service Fees” for further information regarding the aggregate fees billed by PricewaterhouseCoopers llp in each of the fiscal years ending December 31, 2006 and 2005 for audit services, audit related services, tax compliance services and other services. A copy of the annual information form can be obtained at www.sedar.com.
Special Business — Amendment of Stock Option Plan
     The current stock option plan of the Corporation, (referred to herein as the “Stock Option Plan” or the “Plan”) gives the Board of Directors of OPTI general power to amend the provisions of the Plan and of Stock Options granted under the Plan, subject to applicable regulatory approvals. The Toronto Stock Exchange has implemented a new rule requiring listed issuers to specify the exact scope of authority granted to amend stock option plans and option grants without approval from shareholders. Therefore, we are proposing to amend section 14 of the Stock Option Plan to more specifically define the scope of the Board’s authority to make amendments to the Plan and to existing option grants without shareholder approval. For more background information on the Plan, see “Executive Compensation and Remuneration of Directors — Equity Compensation Plans — Stock Option Plan”.
Section 14 of the Stock Option Plan currently reads as follows:
“The Corporation shall retain the right to amend from time to time or to terminate the terms and conditions of the Plan by resolution of the Board of Directors of the Corporation. Any amendments shall be subject to the prior consent of any applicable regulatory bodies, including any stock exchange on which the Corporation’s shares are listed. Amendments and termination shall take effect only with respect to Stock Options issued thereafter, provided that they may apply to any Stock Options previously issued with the mutual consent of the Corporation and the Eligible Optionees holding such Stock Options.”

The amended section 14 of the Stock Option Plan be more restrictive as to the types of amendments that may be made without shareholder approval, and will provide substantially as follows:
Amendments and Termination of Plan
The Corporation shall retain the right to amend from time to time or to terminate the terms and conditions of the Plan and options granted thereunder by resolution of the Board of Directors of the Corporation. Except as provided herein, any amendments shall be subject to approval of the Shareholders and to the prior consent of any applicable regulatory bodies, including any stock exchange on which the Corporation’s shares are listed. Amendments and termination shall take effect only with respect to Stock Options issued thereafter, provided that they may apply to any Stock Options previously issued with the mutual consent of the Corporation and the Eligible Optionees holding such Stock Options. Subject to the foregoing, the Board shall have the power and authority to approve amendments relating to the Plan or to any previously granted Stock Options, without further approval of the Shareholders, to the extent that such amendments relate to:
(a)	altering, extending or accelerating the terms and conditions of vesting applicable to any Stock Options;

(b)	altering the termination provisions of an option or of the Plan, that does not entail an extension beyond the original expiry date;

(c)	the addition of a cashless exercise feature to outstanding options, payable in cash or securities, which provides for a full deduction of the number of underlying securities from the plan reserve;

(d)	determining the adjustment provisions pursuant to Section 10 of the Plan (i.e. relating to typical adjustments considered appropriate to prevent dilution or enlargement of the rights granted in connection with the Plan in the event of certain corporate transactions such as stock splits, etc.);

(e)	amendments necessary to comply with applicable law or the requirements of any stock exchange on which the Corporation’s shares are listed; or

(f)	amendments for the purpose of curing any ambiguity, error or omission in the Plan or a Stock Option or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan and other amendments of a “housekeeping” nature.
     At the meeting, the shareholders will be asked to consider and, if deemed advisable, approve these amendments to Section 14 to the Stock Option Plan of the Corporation.
     In addition, we are proposing to amend the Stock Option Plan to provide for certain conditional extensions to option exercise terms. The background to this proposed amendment is as follows. OPTI, like many TSX issuers, imposes trading “black-outs” on its insiders from time to time, preventing officers, directors and employees from exercising options or otherwise trading in OPTI securities. The TSX considers such self-imposed black-out periods as an example of good corporate governance and trading policies. TSX rules restrict providing extension of exercise terms for options granted to insiders, but the TSX does not intend that these restrictions should penalize issuers, and their insiders and employees, for implementing self-imposed black-out periods. Therefore, the TSX will permit an option plan to provide for a conditional extension of exercise periods in conjunction with black-out periods, provided that the black-out expiration term has been approved by shareholders. Consequently, we are proposing to add a provision to the Stock Option Plan providing substantially as follows:
“Subject to the rules and regulations of any exchange with which the shares of the Corporation are listed for trading, notwithstanding any other provisions of this Plan, if the expiry date of any Options occurs during or within 10 business days following the end of a Black-Out Period (as defined below), the expiry date of such Options shall be extended for a period of 10 business days following the end of the Black-Out Period (or such longer period as permitted by the exchange and approved by the Board of Directors). “Black-Out Period” means the period of time when, pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain persons as designated by the Corporation, including any holder of an Option.”
     At the meeting, the shareholders will be asked to consider and, if deemed advisable, approve amending the Stock Option Plan to add this black-out expiration provision.
     The text of the proposed resolution approving the amendments to the Stock Option Plan is set out below. The board of directors unanimously recommends that shareholders vote in favour of this resolution.
     BE IT RESOLVED as an ordinary resolution that:
1.	The proposed amendments to Section 14 to the Amended Stock Option Plan (2002) of the Corporation and the proposed addition of a black-out expiration term to the plan, substantially as described in the Management Proxy Circular of the Corporation dated March 7, 2007, are hereby approved;
2.	The directors may revoke this resolution before it is acted upon without further approval of the shareholders; and
3.	Any one of the directors or officers of the Corporation is hereby authorized to sign all such documents, including, without limitation, articles of amendment, and to do all such acts and things as such director or officer determines, in his or her discretion, to be necessary or advisable in order to properly implement and give effect to the foregoing.
     To be effective, the Stock Option Plan amendment resolution must be passed by a majority of the votes cast thereon by the shareholders voting in person or by proxy at the meeting. The persons designated in the enclosed form of proxy, if appointed and unless instructed otherwise, intend to vote FOR the Stock Option Plan amendment resolution. If the resolution is not approved, the Stock Option Plan will not be amended.
Other Business
     Management is not aware of any matter to come before the meeting other than the matters referred to in the Notice of the meeting. However, if any other matter properly comes before the meeting, the accompanying proxy confers discretionary authority to vote with respect to amendments or variations to matters identified in the Notice of the meeting and with respect to other matters that properly may come before the meeting.

EXECUTIVE COMPENSATION AND REMUNERATION OF DIRECTORS
Executive Compensation
     The following table discloses, for the periods indicated, total compensation received by the following executive officers: (i) OPTI’s Chief Executive Officer; and (ii) OPTI’s Chief Financial Officer; and (iii) the four most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) whose total salary and bonus exceeded $150,000 in respect of fiscal 2006 (collectively the “Named Executive Officers” or “NEOs”).
Summary Compensation Table

						Long-Term Compensation
			Annual Compensation			Awards		Payouts
							Shares or
						Securities	Units
					Other Annual	Under	Subject to Resale	LTIP	All Other
Name and Principal			Salary	Bonus	Compensation(1)	Options/ SARs	Restrictions	Payouts	Compensation(2)
Position	Year		($)	($)	($)	Granted (#)	($)	($)	($)

Sid W. Dykstra	2006		425,000	215,000	nil	75,000	nil	nil	68,000
CEO	2005		386,250	175,000	nil	100,000	nil	nil	58,050
	2004		360,000	560,000	nil	444,000	nil	nil	31,125
George Crookshank	2006		285,000	150,000	nil	nil	nil	nil	44,650
CFO	2005		268,750	125,000	nil	40,000	nil	nil	33,625
	2004		240,000	255,000	nil	202,000	nil	nil	25,750
Jim Arnold	2006		340,000	170,000	nil	45,000	nil	nil	54,400
COO	2005	(3)	317,500	160,000	nil	70,000	nil	nil	72,468
	2004		283,750	260,000	nil	170,000	nil	nil	30,412
Mary Bulmer	2006		235,000	125,000	nil	30,000	nil	nil	28,200
VP, HR & Corporate	2005		221,250	100,000	nil	30,000	nil	nil	27,675
Services	2004	(4)	176,192	40,000	nil	70,000	nil	nil	12,801
Peter Duda	2006		240,000	125,000	nil	40,000	nil	nil	28,800
VP, Operations	2005	(5)	226,750	60,000	nil	30,000	nil	nil	28,355
Jamey Fitzgibbon	2006		235,000	125,000	nil	30,000	nil	nil	32,900
VP, Resource	2005		207,500	100,000	nil	30,000	nil	nil	24,900
Development	2004	(6)	192,500	130,750	nil	100,000	nil	nil	16,625

Notes:

(1)	The aggregate amount of such compensation is no greater than 10% of the total annual base salary of the NEO for the year specified.

(2)	Relates to an annual employee savings plan which allows each employee to contribute up to 8% of base salary to receive the match by OPTI of up to 12 % in the first four years and matching of up to 16% thereafter.

(3)	On October 13, 2005, Mr. Arnold was appointed as Chief Operating Officer. Prior to that date he held the office of Vice President, Operations.

(4)	On April 15, 2004, Mrs. Bulmer was appointed as Vice President, Human Resources & Administration in a consulting capacity. On June 24, 2004, Mrs. Bulmer was appointed Vice President, Human Resources & Administration in a fulltime position with OPTI. Salary represents earnings as a consultant and as a full time employee.

(5)	On October 13, 2005, Mr. Duda was appointed Vice President, Operations. Prior to that time during 2005, Mr. Duda was an employee, but not an officer, of OPTI.

(6)	On March 19, 2004, Mr. Fitzgibbon was appointed Vice President, Resource Development.

Stock Options
     OPTI has a stock option plan as described under “Equity Compensation Plans — Stock Option Plan”. The following table sets forth the options granted to the NEOs as compensation for the year ended December 31, 2006. These grants were part of annual option grants to all employees of the Corporation.

				Market value
				of Common
	Common	% of total	Exercise	Shares
	Shares under	options	price	on the
	options	granted to	($/Common	Date of Grant	Expiration
Name	granted	employees	Share)	($/Common Share)	Date

Sid W. Dykstra	75,000	6	$18.30	$18.30	Nov 13, 2016
George Crookshank	nil	—	—	—	—
Jim Arnold	45,000	4	$18.30	$18.30	Nov 13, 2016
Mary Bulmer	30,000	2	$18.30	$18.30	Nov 13, 2016
Peter Duda	40,000	3	$18.30	$18.30	Nov 13, 2016
Jamey Fitzgibbon	30,000	2	$18.30	$18.30	Nov 13, 2016
     The following table sets out the details of options exercised and the aggregate value realized by the particular NEO during 2006 and, in addition, sets out the aggregate number of outstanding exercisable options owned by each officer, categorized as being either exercisable or unexercisable as at December 31, 2006, together with the value of such options at the end of the year.

				Value of Unexercised
				in-the-Money
				Options at
			Unexercised Options	December 31, 2006
	Common Shares,		at December 31, 2006	($)
	Acquired on Exercise	Aggregate Value	(#) Exercisable/	Exercisable/
Name	(#)	Realized ($)	Unexercisable	Unexercisable

Sid W. Dykstra	nil	nil	446,800 / 522,200	5,718,044 / 3,405,576
George Crookshank	152,400	2,137,385	10,000 / 199,600	153,700 / 1,516,688
Jim Arnold	30,000	559,650	152,000 / 273,000	1,772,440 / 1,664,560
Mary Bulmer	14,000	181,028	10,000 / 106,000	87,800 / 452,280
Peter Duda	nil	nil	32,400 / 111,600	350,492 / 471,128
Jamey Fitzgibbon	30,000	453,706	46,000 / 144,000	448,100 / 850,860
Securities Authorized for Issuance Under Equity Compensation Plans
     As of December 31, 2006, the Corporation’s Stock Option Plan was the only active compensation plan under which equity securities of OPTI were authorized for issuance. The Stock Option Plan will govern future stock option grants to directors, officers, employees and service providers.
     In an arrangement established prior to OPTI’s initial public offering (“IPO”), two anti-dilutive stock option agreements provided for issuance of stock options in relation to certain financings completed prior to OPTI’s IPO. Under these agreements, the Corporation granted options to purchase a total of up to 7,785,004 common shares to Randall Goldstein and Phil Rettger, co-developers of the OrCrude™

Process. All rights to receive additional options under these agreements ceased upon the IPO and no additional options will be granted under the agreements.
     The following table sets forth details as of February 28, 2007 concerning common shares issuable in connection with the Stock Option Plan and the anti-dilution stock option agreements.
Equity Compensation Plan Information as of February 28, 2007

Number of Common
Shares remaining
available for future
issuance under equity
	Number of Common			compensation plans
	Shares to be issued upon			(excluding Common
	exercise of outstanding		Weighted-average	Shares reflected in
	options (% of		exercise price of	column (a) (% of
	outstanding		outstanding options	outstanding Common
	Common Shares)		($)	Shares))
Plan Category	(a)		(b)	(c)

Stock Option Plan	4,307,100 (	2.5%)	13.76	10,200,406 (	5.9%)
Anti-Dilutive Stock Option Agreements	3,823,338 (	2.2%)	9.40	nil

Total	8,136,138 (	4.7%)	11.69	10,200,406 (	5.9%)

Equity Compensation Plans
Stock Option Plan
     In 2002, OPTI established a stock option plan (the “Stock Option Plan”) governing the issuance of stock options to directors, officers, employees and persons who have provided services or who are expected to provide services to OPTI. This is the only equity compensation plan currently in place at the Corporation. The principal purposes of the Stock Option Plan are to retain and attract qualified directors, officers, employees and service providers, to promote a proprietary interest in OPTI, to provide an incentive element in compensation, and to promote the profitability of OPTI.
     The Stock Option Plan was amended in connection with the initial public offering of the Corporation to reflect that the Common Shares are listed on the Toronto Stock Exchange (“TSX”) and to fix the number of Common Shares reserved under the Stock Option Plan to a number equal to 10% of the number of Common Shares outstanding immediately after completion of the IPO, or 15,103,506 shares. Under the Stock Option Plan, the board of directors determines the number of stock options to be issued, the date on which the stock option is to become effective and all other terms and conditions of the stock options. No grantee under the Stock Option Plan may receive stock options entitling the grantee to purchase more than 5% of the aggregate outstanding voting shares of OPTI. The Stock Option Plan also provides that: (a) the number of voting securities issuable to insiders, at any time, under all security-based compensation arrangements, cannot exceed 10% of the issued and outstanding voting securities of OPTI; and (b) the number of voting securities issued to insiders, within any one year period, under all security-based arrangements, cannot exceed 10% of the issued and outstanding voting securities of OPTI. The exercise price of each stock option granted may not be lower than the closing price of the Common Shares on the TSX on the trading day prior to the date of grant. The term and exercise period of the stock options are determined by the board of directors, for each grant, provided that no stock option shall have a term exceeding 10 years (subject to the proposed black-out expiration provision described under “Business of the Annual and Special Meeting— Special Business— Amendment of Stock Option Plan”). The stock options are not assignable. The Stock Option Plan provides that the Board of Directors may make adjustments in the Plan and in Stock Options granted under the Plan as the Board of Directors may in its sole discretion deem appropriate to prevent substantial dilution or enlargement of rights granted to, or available for, holders of Stock Options, in the event of corporate events causing subdivision, consolidation or reclassification of common shares and similar transactions.
     If any options issued under the Stock Option Plan are not exercised within their term, the shares reserved and authorized for issuance pursuant to such stock options will be available for issuance under the Stock Option Plan. Amendments to the Stock Option Plan and to outstanding stock options may be made by the board of directors without shareholder approval under certain circumstances, but shareholder approval is required for an increase in the maximum aggregate number of Common Shares that may be granted (other than adjustments due to subdivision, consolidation or reclassification of the Common Shares) and for any change to the manner of determining the exercise price. Certain amendments are proposed to the scope of authority for amendments under the Plan, in order to comply with new requirements of the TSX. See “Business of the Annual and Special Meeting— Special Business—Amendment of Stock Option Plan”.
Composition of the Compensation Committee
     Don Garner was a chairman of the Compensation Committee for the majority of the year ended December 31, 2006. On October 12, 2006, Ian Delaney replaced Mr. Garner as chairman of the Compensation Committee and Mr. Garner replaced Mr. Delaney as chairman of the Technical Committee. The other members of the Compensation Committee for the majority of the year ended December 31, 2006 were Randall Goldstein and Charles Dunlap. Messrs Garner, Delaney and Dunlap are neither current nor former officers nor employees of the Corporation. Mr. Goldstein was, during 2004 and 2005, an employee seconded to OPTI from a U.S. affiliate of ORMAT Industries Ltd. The Committee was established as a sub-committee to OPTI’s board of directors to consider the overall philosophy and policies in relation to compensation for OPTI. Mr. Delaney is Chairman of the Committee and was Chairman at the time the Report of the Compensation Committee set forth below was prepared. Given Mr. Garner’s role as chairman of the committee for the majority of the year, he was also involved in preparation of the report.
     The Committee reviews and makes recommendations to the board in the following areas: corporate compensation and benefits policies, especially executive and Chief Executive Officer compensation; terms and conditions of savings plans or other employee benefit plans if any; employment agreements relating to the Chief Executive Officer and executive officers of the Corporation; stock option grants to officers and employees of the Corporation; directors compensation policy; human resource strategies and major human resource policies.
Report of the Compensation Committee
     The compensation philosophy of OPTI reflects its status as a company in the development phase of a commercial project. OPTI offers market-based pay for performance to ensure that the Corporation has the ability to attract and retain high quality employees. Compensation of all executive officers, including the President and Chief Executive Officer of the Corporation, is compared against compensation paid to similarly sized oil and gas companies as reported in the 2006 Mercer Human Resources Consulting Survey and based on publicly available information. Compensation levels are determined based on level or seniority, experience and expertise and the achievement of individual performance and corporate performance in relation to annual corporate objectives. Overall compensation will be reviewed annually by the Compensation Committee. Compensation recommendations of the Compensation Committee for the Chief Executive Officer and officers are approved annually by the board of directors. The Compensation Committee approves all other compensation.

Base salaries
     Consistent with the emphasis on attracting top quality personnel, OPTI offers above average base salaries in order to compete in the labor force for the best employees available.
Bonuses
     Cash bonuses may be paid annually but are not guaranteed. Bonuses for certain employees may be in the form of stock options as the Corporation does not currently have operating cash flow.
     In addition, OPTI and Nexen Inc. have implemented a bonus plan relating to the Long Lake Project (the “Project”). The plan is a performance-based plan for certain employees and consultants working on the Project. Officers of OPTI are not eligible for compensation under the Plan. The purpose of the bonus plan is to reward Project personnel for achieving performance targets through to completion of the multi-year Project. The key performance measures are safety, environmental, cost and schedule. OPTI’s estimates its share of the bonus at approximately $5 million, most of which is expected to be payable in early 2008.
Savings Plan and Perquisites
     Employees can contribute up to 8% of base salary to receive the company match of up to 12% in the first four years and matching of up to 16% thereafter. Other perquisites may be provided to employees depending on the position; however, these are not significant. The Corporation does not have a pension plan.
     The employer portion of the contributions is subject to certain vesting restrictions. In addition, 50% of employer contributions are used to purchase shares of OPTI in the open market. There are no holding requirements for shares purchased by employees through this plan. Employee contributions may not be used to purchase shares of OPTI.
Long Term Incentive Plan (LTIP)
     The Corporation currently does not have a long-term incentive plan or pension plan available to directors or senior officers, other than the Stock Option Plan.
Compensation of the Chief Executive Officer
     The compensation of the President and Chief Executive Officer is determined by the board based on recommendation from the Compensation Committee. The total compensation was primarily based on corporate performance compared to approved corporate objectives and on comparable positions in relation to a third party salary survey for companies of comparable size. Compensation consists of base salary, bonus, stock options and other perquisites as outlined in the table above. The salary,bonus and stock option compensation for 2006 was competitive and reflected the fact that overall corporate objectives were achieved, however increases in Project capital costs and schedule delays impacted the total compensation.
Compensation of Directors
     All directors, excluding the President and Chief Executive Officer, receive an annual retainer of $25,000 and a meeting fee of $1,500 for each board meeting attended in person, or $750 per meeting via teleconference. For board members traveling from overseas, an additional $1,500 fee will be provided for each board meeting attended in person.

     All Audit, Compensation, Governance and Technical committee members receive an additional fee of $1,000 for each in person meeting, or $500 for each conference call.
     The Chairman of the Board, and the Chairman of the Audit Committee each earn an additional annual retainer of $35,000 and $15,000, respectively. The Chairman of the Board receives an office and administrative support allowance of $2,300 per month to offset disbursements associated with his position. The Chairmen of the Compensation, the Governance and the Technical committees each receive an additional $10,000 retainer annually.
     All board members, excluding the President and Chief Executive Officer, received additional cash compensation in 2005 in the amount of $66,500 per director, facilitating the purchase by each such director of 2,000 Common Shares. In December 2005, the Compensation Committee reviewed the policies relating to equity-based compensation, including the desirability of adoption of a deferred share unit program and similar arrangements at the current time. Due to tax implications, the Corporation’s stage of development and other logistical factors, the committee recommended and the board of directors approved a policy providing for an annual stock option grant to each director (other than the CEO) of 7,000 options to acquire Common Shares under the Stock Option Plan. The first annual grant of options under this policy was made in April 2006 to each director elected at the annual and special meeting of shareholders held on April 27, 2006 and no other options were granted to directors during the 2006 financial year. No other changes were made to director compensation.
     Submitted by the Compensation Committee:
Ian Delaney,
Randall Goldstein, and
Charles Dunlap.
Employment Contracts
     Each of OPTI’s NEOs has a management employment agreement with the Corporation. Each agreement contains provisions relating to annual salary, bonuses and vacation entitlements as well as provisions dealing with the effect of a change of control of the Corporation. The details of the key terms and conditions of these agreements are set forth below. Details of compensation paid to the NEOs pursuant to these agreements is set forth in this Proxy Circular in the tables set out under “Executive Compensation and Remuneration of Directors — Executive Compensation” and “- Stock Options”.
     Sid W. Dykstra entered into his current employment agreement with the Corporation on January 11, 2005. Under the terms of the agreement, for the 2005 financial year Mr. Dykstra is entitled to receive an annual base salary of $375,000 (reviewable annually) and such bonuses as may be determined by the Compensation Committee. On February 23, 2007, George Crookshank resigned as Chief Financial Officer of the Corporation and Travis Beatty, OPTI’s Controller, was appointed interim-Chief Financial Officer until Mr. Crookshank’s successor is appointed by the Board. Under the terms of the Mr. Crookshank’s agreement for the 2006 financial year, Mr. Crookshank was entitled to receive an annual base salary of $250,000 (reviewable annually) and such bonuses as may be determined by the Compensation Committee. Jim Arnold entered into his current employment agreement with the Corporation on January 11, 2005. Under the terms of the agreement, Mr. Arnold was entitled to receive an annual base salary of $295,000 (reviewable annually) and such bonuses as may be determined by the Compensation Committee. Mary Bulmer entered into her current employment agreement with the Corporation on January 11, 2005. Under the terms of the agreement, Ms. Bulmer was entitled to receive an annual base salary of $210,000 (reviewable annually) and such bonuses as may be determined by the Compensation Committee. Peter Duda entered into his current employment agreement with the Corporation on March 6, 2006. Under the terms of the agreement, Mr. Duda was entitled to receive an annual base salary of $229,000 (reviewable annually) and such bonuses as may be determined by the Compensation Committee. Jamey Fitzgibbon entered into his current employment agreement with the Corporation on January 11, 2005. Under the terms of the agreement, Mr. Fitzgibbon was entitled to receive an annual base salary of $200,000 (reviewable annually) and such bonuses as may be determined by the Compensation Committee.
     Each of the management employment agreements provides for an initial grant of stock options and contain provisions providing for non-competition and non-solicitation. The management employment agreements can be terminated by the Corporation without cause, upon written notice and payment, which is to be provided within 15 days of the notice. In the case of the Chief Executive Officer this payment represents base salary plus an amount equal to the average annual bonus and benefits pro rated over a “severance period”, which is 24 months, plus one additional month for each year of service, to a maximum aggregate of 30 months. In the case of all other NEOs, this payment represents base salary plus an amount equal to the average annual bonus and benefits pro rated over a “severance period”, which is 18 months, plus one additional month for each year of service, to a maximum aggregate of 24 months. Within 30 days following the occurrence of a Terminating Event (as defined in such agreements, such definition including a Major Change of Control) the NEO can elect to terminate his/her employment with the Corporation in which case the NEO would receive severance as outlined above. In order for the officer to be entitled to severance upon a Major Change of Control, there must, following such change of control, occur an additional event which constitutes a material alteration in the officer’s role and relationship with the Corporation. The management employment agreements provide that the agreements can be terminated by the Corporation with cause, upon the payment of a pro rata amount of any salary, bonus and vacation, earned but not paid, to the date of termination. The agreement of Mr. Dykstra also provides that he may terminate the agreement by providing not less than 90 days notice. The agreements of Ms. Bulmer and Messrs Crookshank, Arnold, Duda and Fitzgibbon also provide for termination of the agreement by the executive officer by providing not less than 60 days notice. Under these circumstances, the NEO is entitled to payment of a pro rata amount of any salary, bonus and vacation, earned but not paid, to the date of termination.
Performance Graph
     The following graph compares the yearly change in the cumulative total shareholder return of a $100 investment made on April 15, 2004 in the Corporation’s Common Shares with the cumulative total return of the S&P/TSX Composite Total Return Index and the S&P Energy Total Return Index assuming the reinvestment of dividends, where applicable, for the comparable period.

		S&P/TSX
	OPTI	Composite Index(1)	S&P Energy Index(2)

April 15, 2004 (IPO)	$100	$100	$100
December 31, 2004	$84.66	$107.22	$117.01
December 31, 2005	$166.32	$133.09	$191.24
December 31, 2006	$172.37	$156.06	$202.82

Notes:

(1)	Formerly the TSE 300 Composite Total Return Index.

(2)	Formerly the TSE Oil and Gas Producers Total Return Index.
INDEBTEDNESS
     No director, proposed director, senior officer, nor any of their respective associates or affiliates, is or has been at any time since the date of incorporation indebted to the Corporation.
MANAGEMENT CONTRACTS
     During the financial year ended December 31, 2006 no management functions of the Corporation were to any substantial degree performed by a person or company other than the directors or senior officers of the Corporation.
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
     Certain interests resulting from the fact that, during 2006, two of OPTI’s directors were also directors of ORMAT Industries Ltd. (or its affiliates), the owner of the OrCrude™ technology that is licensed by OPTI, have been described in the OPTI’s annual information form, available on SEDAR at www.sedar.com. Other than such interests, management of the Corporation is not aware of any material interest, direct or indirect, of any director or executive officer of the Corporation, any person beneficially owning, directly or indirectly, more than 10% of the Corporation’s voting securities, or any associate or affiliate of such person in any transaction within the last fiscal year or in any proposed transaction which in either case has materially affected or will materially affect the Corporation or its subsidiaries.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES
     OPTI’s Statement of Corporate Governance Practices is set out in Schedule A to this Proxy Circular.
ADDITIONAL INFORMATION
     Additional information relating to the Corporation is available on SEDAR at www.sedar.com. Financial information is contained in OPTI’s consolidated financial statements and Management’s Discussion and Analysis for the year ended December 31, 2006. If you wish to request copies of the Corporation’s financial statements and Management’s Discussion and Analysis, please contact OPTI’s Chief Financial Officer at OPTI Canada Inc., Suite 2100, 555 - 4th Avenue S.W., Calgary, Alberta, T2P 3E7, Tel: (403) 249-9425.
SHAREHOLDER PROPOSALS
     Shareholders who comply with the applicable provisions of the Canada Business Corporations Act (the “CBCA”) are, subject to certain conditions in the CBCA, entitled to have OPTI include in its management proxy circular any matter that the person proposes to raise at an annual meeting. Any shareholder who intends to make such a proposal to be considered by OPTI for the 2008 annual meeting must arrange for OPTI to receive the proposal at is principal executive office no later than January 25, 2008. Shareholders should consult their legal advisors for more information.
DIRECTORS’ APPROVAL
     The board of directors of OPTI has approved the contents and the sending of this Proxy Circular.
/s/ Sid W. Dykstra
Sid W. Dykstra
President and Chief Executive Officer
March 7, 2007

SCHEDULE A
OPTI CANADA INC.
STATEMENT OF CORPORATE GOVERNANCE PRACTICES
     OPTI’s board of directors is committed to a high standard of corporate governance practices. The board believes that this commitment is not only in the best interest of its shareholders but that it also promotes effective decision making at the board level. The board is of the view that its approach to corporate governance is appropriate and continues to work to align with the recommendations currently in effect and contained in National Policy 58-201 — Corporate Governance Guidelines (“NP 58-201”), which are addressed below. In addition, the board monitors and considers for implementation the corporate governance standards which are proposed by various Canadian regulatory authorities or which are published by various non-regulatory organizations in Canada. In February 2007, the board adopted a policy providing that each senior executive officer of the Corporation should hold common shares having a value equal to one time their annual base salary for the preceding financial year.
Mandate of the Board
     The board has responsibility for the stewardship of the Corporation. In early 2005, the board adopted Terms of Reference that were designed to assist the board and management in clarifying their respective responsibilities and ensuring effective communication between them. Included in the Terms of Reference is a written Board Mandate, a copy of which is attached as Schedule B to this Proxy Circular.
     In carrying out its mandate, the board meets regularly and a broad range of matters are discussed and reviewed for approval. These matters include overall corporate plans and strategies, budgets, internal controls and management information systems, risk management as well as annual financial and operating results. The board is also responsible for the approval of all major transactions, including equity issuances and the Corporation’s debt and borrowing policies. The board strives to ensure that actions taken by the Corporation correspond closely with the objectives of its shareholders. The board meets at least once annually to review in depth the Corporation’s strategic plan and it reviews the Corporation’s resources which are required to carry out the Corporation’s growth strategy and to achieve its objectives. The following table discloses the attendance record for each director for all board meetings and committee meetings held during 2006.

Governance and
		Audit	Nominating	Technical	Compensation
	Board	Committee	Committee	Committee	Committee
Board Member	Meetings	Meetings	Meetings	Meetings	Meetings
Lucien Bronicki(1)(2)	4/5	—	1/1	—	—
Sid W. Dykstra	10/10	—	—	—	—
Yoram Bronicki	8/10	—	—	2/2	—
Don Garner	9/10	6/6	—	1/1	1/1
Randall Goldstein	9/10	—	—	—	1/1
Robert G. Puchniak	8/10	6/6	2/2	1/1	—
James M. Stanford(4)	10/10	—	—	—	—
Geoffrey A. Cumming	10/10	2/3	3/3	2/2	—
Ian W. Delaney	9/10	1/1	2/3	—	—
Charles Dunlap(3)	5/5	3/3	—	—	1/1

Notes:

(1)	In respect of each director, the number of board and committee meetings attended is shown relative to the maximum number of board and committee meetings that such director was eligible to attend based on such director’s committee membership and tenure as a director of the Corporation.

(2)	Mr. Bronicki did not stand for re-election at the 2006 annual shareholder meeting, and ceased being a director of OPTI on April 27, 2006 and was given the title of Honourary Chairman in recognition of his role as a founder of the Corporation.

(3)	Mr. Dunlap was appointed to the board by resolution of the directors on June 12, 2006.

(4)	As Chairman of the Board, Mr. Stanford is not a member of any committee, but attended, as a guest, all committee meetings that were held in 2006 since he was appointed Chairman.
     The Chairman of the board is charged with ensuring that the board carries out its responsibilities and that these responsibilities are clearly understood by all of its members. The Chairman also ensures that the board can function independently of management that the necessary resources and procedures are available or in place to support its responsibilities and that the appropriate functions are delegated to the relevant committees. The Chairman is responsible for overseeing and setting the board agendas, for the quality of information sent to directors and for the in camera sessions held without management. The Chairman is also responsible for assuring a process is in place for an annual performance review of the Chief Executive Officer which is conducted by the board and senior management succession planning matters.
Composition of the Board
     Management is proposing the election at the annual and special meeting of shareholders of nine directors, of whom six are independent. The board of directors may appoint additional directors subsequent to the meeting and is in the process of identifying additional qualified independent directors.
     OPTI uses the standard established under NP 58-201, which provides that a director is independent if he or she has no direct or indirect material relationship with the Corporation. A “material relationship” is a relationship which could, in the view of the board, reasonably interfere with the exercise of a director’s independent judgment. In addition, certain individuals are deemed, for the purposes of NP 58-201, to have material relationships with the Corporation, including any individual whose immediate family member is, or has recently been, an executive officer of the Corporation. Under this definition, the board had six independent directors during 2006: Geoffrey A. Cumming, Ian W. Delaney, Charles Dunlap, Don Garner, Robert G. Puchniak, and James M. Stanford. Christopher Slubicki was appointed as a director in February 2007 and is also an independent director. Mr. Garner is not standing for re-election to the board due to other work commitments.
     Sid W. Dykstra, President and Chief Executive Officer is currently and executive officer of the Corporation and Yoram Bronicki, former Vice President, OrCrude Upgrading, was, during 1999 -2004, an executive officer of the Corporation. Yoram Bronicki is a member of management of ORMAT Industries Ltd., which, indirectly through a subsidiary, is the licensor of the OrCrude™ Technology to OPTI. Randall Goldstein was, during 2004 and 2005, an employee seconded to OPTI from a U.S. affiliate of ORMAT Industries Ltd.
     The non-management directors hold regularly scheduled meetings at which the CEO and other members of management are not in attendance. Such meetings occur in conjunction with each regularly schedule full board meeting.
Position Descriptions
Chairman of the Board
     The Chairman of the board is responsible for such things as: the efficient organization and operation of the board and its committees in order to facilitate the operations and deliberations of the board and the satisfaction of the board’s responsibilities under its Mandate; ensuring the effective communication between the board and management and that the board effectively carries out its mandate; in consultation with management and committees, set agendas for board meetings and coordinate with management to ensure preparation documents are sent to directors with sufficient time for study prior to the meetings; review director conflict of interest issues as they arise; ensuring the board has a process for assessing the performance of the Chief Executive Officer and ensuring that appropriate succession, development and compensation plans are in place for senior management; and chairing regular board meetings and the annual shareholders meeting. The board has developed written position descriptions for the Chairman and for the chair of each board committee.
Chief Executive Officer
     The responsibilities of the Chief Executive Officer include the general mandate to manage the Corporation and its businesses and to maximize shareholder value. In addition, the responsibilities of the office include, but are not limited to: in consultation with the board, annually determine the strategic direction of the Corporation and to determine with the board the near-term objectives toward achieving those strategies and the related annual plans and budgets; to undertake the day-to-day management and operation of the Corporation and provide leadership to review the annual plans and budgets; to consider the balance among the interests of shareholders, regulatory agencies, employees and the community at large; and to undertake an appropriate communication with shareholders regarding the Corporation’s activities and objectives. The board and the Chief Executive Officer have developed a written position description for the Chief Executive Officer.
Orientation and Continuing Education
     The Corporation conducts an informal orientation involving meetings with senior management on key business, financial and operational issues and provides each director with a comprehensive board information binder which describes, among other things, the role of the board, its committees and its directors.
     In addition, the Corporation provides all directors with access to the President and Chief Executive Officer and all other senior management to provide each director with an understanding of the Corporation and its business. Updates on the Corporation’s business and activities are provided to directors on a regular basis to ensure that directors have the necessary knowledge concerning the Corporation’s business to meet their obligations as directors. All directors are also encouraged to visit the Corporation’s facilities with a view to enabling them to better understand the Corporation’s business. In September 2005 and September 2006 the board of directors held a site visit to the Long Lake Project near Fort McMurray, Alberta and plans another such trip later in 2007. In conjunction with such site visits, the directors receive an extensive briefing from key project and operating personnel regarding the status of the Project and related operational issues facing the Corporation.
Ethical Business Conduct
     OPTI has adopted a written code of conduct for its directors, officers and employees. OPTI will arrange for a copy of the code of conduct to be mailed to an interested party, upon request to OPTI’s Chief Financial Officer at OPTI Canada Inc., Suite 2100, 555 — 4th Avenue S.W., Calgary, Alberta, T2P 3E7, Tel: (403) 249-9425.
     The code has been adopted by the board of directors and senior management, and requires every officer, director and employee to observe high standards of business and personal ethics as they carry out their duties and responsibilities. The code sets forth guidelines, policies and procedures which comprise the core principles applicable to all, and address ethical conduct, conflicts of interest and compliance with the law. The code is administered by the Governance and Nominating Committee which oversees and monitors the code and reports to the board on the implementation and monitoring of the code and all matters that arise related to its provisions, including any departures or waivers that are granted. Each employee of OPTI is required to sign an acknowledgement of the code upon commencement of employment, and annually thereafter.
     OPTI has established an independently-operated “whistle-blower” hotline service which enables interested persons to identify potential breaches of ethical issues and other sensitive matters to the board on an anonymous basis.
     The board also ensures that directors exercise independent judgment in considering transactions in respect of which a director or executive officer has a material interest by requiring all directors to adhere to the declaration of conflict of interest requirements mandated by the Canada Business Corporations Act.
     The Canada Business Corporations Act provides that a director or officer shall disclose the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, if the director or officer:
•	is a party to the contract or transaction,

•	is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction, or

•	has a material interest in a party to the contract or transaction, and shall refrain from voting on any matter in respect of such contract or transaction unless otherwise provided under the Canada Business Corporations Act.
Board Committees and their Mandates
     The board of directors of OPTI has an audit committee, a governance and nominating committee, a compensation committee and a technical committee. Each committee has an independent director as chairman, consists of a majority of independent directors and does not include any director who is an officer or employee (other than a non-executive chairman of the board of directors or similar officer) of OPTI.
Audit Committee
     The Audit Committee is comprised of three independent directors. The purpose of the audit committee is to assist the board of directors in fulfilling its responsibility of oversight and supervision of, among other things:
•	the audit of the financial statements of OPTI, managing the relationship with the auditor and meeting with the auditor as required in connection with the audit services provided by the auditor;

•	the preparation and reporting of OPTI’s annual and quarterly financial statements and management’s discussion and analysis;

•	the accounting and financial reporting practices and procedures of OPTI;

•	the adequacy of internal controls and accounting procedures of OPTI; and

•	financial risk management.
     The audit committee’s mandate is included as a schedule to the Corporation’s current Annual Information Form, a copy of which is available on SEDAR at www.sedar.com.
     CURRENT MEMBERSHIP: Robert G. Puchniak (Chair), Don Garner, Charles Dunlap.
Governance and Nominating Committee
     The majority of the members of the Governance and Nominating Committee are independent directors. The purpose of the governance and nominating committee is to assist the board of directors in fulfilling its responsibilities in relation to the monitoring and oversight of the quality and effectiveness of OPTI’s corporate governance practices and policies.
     Another important role of the committee is to identify new nominees to the board. In order to identify and propose nominees for election to the board, the committee looks for new nominees who have expertise in an area of strategic interest to the Corporation, the ability to devote the time required for board service and a willingness to serve on the board and any of its committees. In order to encourage an objective nomination process, the lead interviewer of prospective candidates is an independent member of the committee and the committee regularly reports to or consults with the board as a whole.
     CURRENT MEMBERSHIP: Geoffrey A. Cumming (Chair), Ian Delaney, Robert Puchniak.
Compensation Committee
     The majority of the members of the Compensation Committee are independent directors. The purpose of the compensation committee is to assist the board of directors in fulfilling its stewardship in relation to, compensation practices and practices of officers and employees of OPTI as well as the board of directors and administering and making recommendations regarding the operation of OPTI’s Stock Option Plan and any other long term incentive programs of OPTI. Although Mr. Goldstein is not considered to be an independent director, due to his recent former seconded employee status with OPTI, the board does not believe that this relationship has any material effect on ensuring an objective process for determining compensation.
     Please refer to the Report of the Compensation Committee under the Heading “Executive Compensation — Report of the Compensation Committee” for details on the process by which the committee determines the compensation for the directors and officers of the Corporation.
CURRENT MEMBERSHIP: Ian Delaney (Chair), Randall Goldstein, Charles Dunlap.
Technical Committee
     The Technical Committee is comprised of a majority of independent directors. The purpose of the technical committee is to assist the board of directors in fulfilling its responsibilities in relation to, among other things:
•	the monitoring and oversight of OPTI’s independent reserves evaluation process and public disclosure of reserves data and related information;

•	the appointment of the independent engineer, managing the relationship with the independent engineer and meeting with the independent engineer as required;

•	monitoring and oversight of operational and project development matters, as delegated from time to time by the board of directors;

•	ensuring that employees of OPTI are provided with a safe environment in which to perform their duties; and

•	the monitoring and oversight of the policies and procedures of OPTI for ensuring compliance with environmental regulatory requirements.
     CURRENT MEMBERSHIP: Don Garner (Chair), Yoram Bronicki, Geoffrey Cumming.
Board and Committee Assessments
     The Chairman of the board is responsible for the effective operation of the board and its committees. Issues regarding quality of information and board performance have been reviewed at board meetings. In addition, the Chairman has made himself available for discussions with individual board members regarding board performance. In carrying out his responsibilities, the Chairman also reviews the contributions of its individual directors and considers whether the current composition of the board promotes effectiveness and efficiency in its decision-making. On an annual basis, the Corporate Governance & Nominating Committee informally assesses the effectiveness of each member of the board, its committees and each individual director relative to (i) in the case of the board and each committee of the board, their roles and responsibilities and the board or committee’s mandate, as applicable, and (ii) in the case of individual directors, the applicable position description, as well as the competencies and skills that each individual director is expected to bring to the board. The Chair of the Corporate Governance & Nominating Committee periodically reports to the board on the evaluation of the performance of the board and each committee.

SCHEDULE B
BOARD OF DIRECTORS MANDATE
MANDATE
     The mandate of the board is to undertake stewardship of the Corporation pursuant to applicable statutes and regulations. It undertakes the stewardship principally through: (i) review and decisions in respect to management’s plans, recommendations and actions; (2) recommendations from its committees; and (3) initiatives of the board. In discharging its duties and responsibilities, the board shall act in accordance with applicable laws and regulations, including but not limited to the provisions of the Canada Business Corporations Act (“Act”) and shall act with a view to the best interests of the Corporation and with an aim of maximizing shareholder value through balancing opportunities and risks.
CONSTITUTION
     Pursuant to the articles, by-laws and the Act, the board shall have a minimum of three and a maximum of fifteen directors, with the number of directors approved by the shareholders at an AGM. At least one-quarter of the directors must be resident Canadians (as defined in the Act) and at least a majority must satisfy the independence requirements of applicable securities laws.
     The directors, other than interim appointments, are elected by the shareholders and each serves until succeeded or resigns.
     The board chair is appointed by the board to serve at the pleasure of the board until succeeded or resigns.
     The board shall appoint a corporate secretary who shall be recording assistant to the board.
MEETINGS, MINUTES AND REPORTING
     The board shall determine the number of, dates and times, place and the procedures for meetings provided that:
•	proper notice of meetings is given;

•	the board meets at least quarterly;

•	agendas and preparation documents are sent to directors with sufficient time for study prior to the meetings;

•	a quorum of a majority of the members are present in person or via phone and, subject to certain exceptions in the by-laws, at least 25% of the members present must be resident Canadians for the purposes of the Act;

•	in the absence of the board chair, a chair for the meeting is chosen in accordance with the by-laws;

•	resolutions are decided by a majority vote, with the board chair not having a second or casting vote in the event of a tie, or by resolution in writing signed by all the directors who would be entitled to vote on that resolution at a meeting;

•	an in camera session, without management present, be held at every board meeting; and

•	the recording assistant shall record minutes of the meetings and after review by the chair and by the CEO, the minutes shall be submitted for amendment and decision at the next meeting of the board.
SCOPE OF STEWARDSHIP
     The scope of stewardship of the board is plenary, subject to the requirements of the Act.
     Authorities are delegated to the CEO and to board committees by way of the respective Position Description, the Delegation of Authority and the Charters as provided in the Corporation’s Terms of Reference pertaining to Stewardships, Board Mandate, Committee Charters, Position Descriptions, and Delegation of Authority; however, stewardship over those delegated authorities remains with the board.
     The board’s responsibilities shall include:
•	conducting its meetings and recording/approving minutes thereof;

•	establishing committees and committee charters and appointing the directors and chair to serve on each committee;

•	considering and approving recommendations from its committees and management including recommendations as set forth in this board mandate and recommendations specified in the charters;

•	developing the Corporation’s approach to corporate governance, including developing a set of corporate governance principles and guidelines that are specifically applicable to the Corporation and developing clear position descriptions for the chair of the board and the chair of each board committee;

•	adopting a strategic planning process and approving, on at least an annual basis, a strategic plan which takes into account, among other things, the opportunities and risks of the business;

•	identifying the principal business risks of the Corporation’s business and ensuring the implementation of appropriate systems to manage the risks;

•	overseeing succession planning, including appointing, training and monitoring of executive officers as defined herein;

•	recommending the nomination of the external auditors of the Corporation to shareholders;

•	ensuring all new directors receive a comprehensive orientation, which assists directors in understanding the role of the board and its committees and the nature and operation of the Corporation’s business;

•	providing continuing education opportunities for all directors, so that individuals maintain or enhance their skills and abilities as directors, as well as ensure their knowledge of the Corporation’s business remains current;

•	adopting a written code of business conduct and ethics (“Code”) which is applicable to directors, officers and employees of the Corporation;

•	monitoring compliance with the Code and approving waivers from the Code for the benefit of the Corporation’s directors or executive officers;

•	considering and approving the Audit Plan (including the compensation of the external auditor);

•	approving the annual and interim financial statements (interim approval may be delegated to the Audit Committee), reports and MD&A of the Corporation;

•	approving the annual proxy circular and accompanying proxy materials;

•	approving the annual information form;

•	establish a committee comprised of independent directors to recommend the number of directors and nomination of persons for election as directors to shareholders;

•	adopting a process for considering the competencies and skills the board, as a whole, would possess, assessing what competencies and skills each existing director possesses and considering the appropriate size of the board;

•	to the extent feasible, ensuring the integrity of the Corporation’s internal control and management information systems (ICMIS);

•	approving and adopting for the Corporation a disclosure policy;

•	being satisfied as to the adequacy of the Corporation’s internal control and management information systems:

•	to the extent feasible, satisfying itself as to the integrity of the CEO and other officers and confirming that the CEO and other officers create a culture of integrity throughout the organization;

•	assessing the effectiveness of the board, each board committee, the chairs and each individual director;

•	approving acquisitions and divestitures in excess of the limits set forth in the Delegation of Authority to the CEO herein;

•	approving debt or equity financings, and the payment of any commissions and fees in connection thereto;

•	declaring dividends and approving the dividend policy;

•	appointing or removing executive officers, provided however the CEO is delegated authorities as set forth in the Delegation of Authority to the CEO herein;

•	approving the annual capital and operating budget and any material changes as to the amount, timing, or type of expenditure in the budget;

•	approving commercial project sanctioning

•	approving any transaction involving the transfer, sale or exchange of sensitive intellectual property

•	approving any expenditure or commitment in excess of $500,000 that is not within the Corporation’s strategic focus.

•	appointing a compensation committee composed entirely of independent directors and establishing a written charter for the committee;

•	approving the Corporation’s goals and remuneration of the executive officers, including the CEO;

•	reviewing and approving director remuneration;

•	determining matters to be submitted to the shareholders of the Corporation;

•	approving the establishment of a stock option plan or other share compensation plan, and amendments and grants related thereto;

•	approving the purchase, redemption, acquisition, issuance or otherwise trading in securities of the Corporation;

•	approving the Governance and Nominating Committee’s recommended responses to the Governance Verification List;

•	adopting, amending or repealing the by-laws of the Corporation subject to shareholder ratification.
     In the event that the external auditor (or former external auditor) of the Corporation informs the board of what they consider to be a material error or material misstatement in a financial statement of the Corporation that the external auditor (or former external auditor) has reported on, the board shall be satisfied that either revised financial statements are prepared and issued to the shareholders or that the shareholders of the Corporation are otherwise informed of such error or misstatement.
     In the event that a director of the Corporation becomes aware of any material error or misstatement in a financial statement of the Corporation that the external auditor (or a former external auditor) has reported on, such director shall notify the Audit Committee, the board and the external auditor of any such error or misstatement.
BOARD COMMITTEES
     The board shall have four standing committees:
•	Audit Committee;

•	Governance and Nominating Committee;

•	Technical Committee; and

•	Compensation Committee.

     The board may constitute additional committees with charters as may be required or appropriate from time to time.
     At each meeting of the board, each committee shall report on any activities and conclusions of the respective committee since their last report.
ENGAGE OUTSIDE ADVISORS
     In discharging their obligations and in appropriate circumstances, any committee may engage outside advisors at the expense of the Corporation. Individual directors may engage outside advisors subject to approval by the Governance and Nominating Committee.